EXHIBIT 10.1

February 13, 2006

John P. Kavanaugh

33 Pederzini Drive

Medfield, MA 02052

Dear John:

On February 1, 2006 you were informed that First Allmerica Financial Life Insurance Company, including its subsidiaries and affiliates (the "Company"), will eliminate your position as of February 28, 2006, ("Position Elimination Date"). You and the Company have agreed to terminate your employment pursuant to the terms and conditions set forth below. This letter, the ("Separation Agreement" or "Agreement"), outlines the severance pay and benefits for which you are eligible IF YOU AGREE TO THE TERMS AND CONDITIONS STATED IN THIS LETTER INCLUDING A RELEASE OF CLAIMS IN FAVOR OF THE COMPANY.

1.

Resignation. You will resign any officer/director positions that you use or hold in subsidiaries or affiliates of the Company as of February 28, 2006. Your resignation will be in the form attached hereto as Exhibit A.

2.

Severance Compensation. In exchange for your execution of this Separation Agreement, you will receive the monetary equivalent of fifty-two (52) weeks of severance at your current compensation ("Severance Compensation"). You will be eligible to receive severance in the form of a paid leave from February 28, 2006 up to and including December 31, 2006. During a paid leave of absence, you will continue to receive your current compensation and existing fringe benefits, except that after your Position Elimination Date you will not be eligible for additional vacation accrual or be eligible to participate in the Group Disability Plan. In addition, your participation in the Group Accidental Death Plan and Group Life Insurance will continue for three (3) months from your Position Elimination Date or until your paid leave ends, whichever occurs first. Life conversion or portability is available once coverage ends. You will be eligible for a Company 401(k) matching contribution while in a paid leave status.

If you do not wish to receive severance as a paid leave and would rather terminate your employment and receive a lump sum payment equal to fifty-two (52) weeks of base compensation, you must return Exhibit B to Laura Bowker at Mail Station No. N-184. If you do not return Exhibit B, you will be eligible to receive your severance in the form of a paid leave up to and including December 31, 2006. Your Severance Compensation will be paid to you following the Effective Date of this Separation Agreement (as defined in paragraph 19).

3.

Termination Date. Assuming you have not elected to receive a lump sum payment instead of a paid leave, and that you have not commenced New Employment as defined in paragraph 17 herein, you will remain employed by the Company in a paid leave status up to and including December 31, 2006. If you obtain New Employment, paid leave will end at that time. At the close of business on the date that your paid leave ends, your employment will be terminated ("Termination Date"). On or about your Termination Date, you will receive in a lump sum the unpaid balance of the weeks of severance owed to you pursuant to paragraph 2.

4.

Vacation Entitlement. The Company will pay you for any accrued and unused vacation time to which you are entitled. Signing this Agreement is not required for you to receive your accrued and unused vacation pay.

5.	Outplacement. The Company will provide you with one (1) year of outplacement assistance as described in the enclosed materials.
6.

Confidentiality. You agree to hold each and every term of this Agreement, including all exhibits hereto, in the strictest confidence and not to divulge, either orally or in writing, any term or condition to any person or entity except your counsel, spouse, and/or tax/financial adviser or as may be required by law, regulators or by order of any court. Should you breach this confidentiality provision, the Company shall have the right to the return of all payments made in connection with the Severance Compensation and Outplacement set forth in paragraphs 2 and 5 respectively.

7.

Confidential Information. You agree not to disclose or cause to be disclosed any Company Confidential Information. "Confidential Information" shall include any confidential information concerning the business, prospects, and goodwill of the Company including, by way of illustration and not limitation, all information (whether or not patentable or copyrightable) owned, possessed or used by the Company including without limitation any vendor information, policyholder information, potential policyholder lists, trade secrets, reports, technical data, computer programs, software documentation, software development, marketing or business plans, unpublished financial information, budgeting/price/cost information or agent, broker, employee or insureds lists. You also affirmatively state that you have not disclosed Confidential Information to unauthorized parties during the term of your employment up until the date you sign this Agreement.

8.

Non-Disparagement. You agree to make no statements, whether oral, written or electronic, which would tend to disparage, criticize or ridicule the Company. The Company will adhere to its "no reference" policy by responding to all inquires regarding your employment with dates of employment and position(s) held.

9.

Non-Solicitation/Non-Hire. You agree for a period of one year following your Resignation Date that you will not directly or indirectly solicit any client or policyholder of the Company or its affiliates or assist any other person or entity to do so or solicit, recruit or hire or assist or encourage a third party to solicit, recruit or hire the services of any current employee, officer, agent or broker of the Company or its affiliates.

10.

Cooperation with the Company. You agree to be generally available to respond to questions and/or inquiries and provide other information concerning matters that were within the scope of your responsibilities during your employment with the Company. It is anticipated that most matters can be addressed through phone calls and/or e-mails. Certain matters, however, may require meetings at mutually acceptable times and places. In the event these meetings take place after your Severance Compensation has been fully paid out, you will be reimbursed at the rate of one thousand dollars ($1,000) per day (assuming an 8 hour work day) for any such meetings which occur after your Severance Compensation has been paid out. You also agree to cooperate fully with the Company in connection with any existing or future litigation     involving the Company to the extent the Company deems your cooperation necessary. The Company will attempt to minimize the disruption in your life in such event. In the event your Severance Compensation has been fully paid out, the Company will compensate you for your time at a rate of one thousand dollars ($1,000) per day (assuming an 8 hour work day). It is hereby acknowledged by you that the Company is not agreeing to pay  you for the content of any testimony you may provide, but rather is agreeing to compensate you     for your time and the disruption to your personal and/or professional life. The Company also will reimburse you for any reasonable expenses you incur in connection with your obligations under this paragraph, such as expenses for travel, lodging, and meals.

11.

Return of Company Property. During your paid leave, you will be able to keep your building pass, and the Company will continue to provide   you with an e-mail address and phone extension so that you can continue to provide assistance to the Company, if requested. You agree to promptly return all Company property of any kind whatsoever in your possession on or about your Termination Date.

12.

Rehire. If you are rehired subsequently by the Company, its subsidiaries or affiliates after your receipt of the Severance Compensation, you understand and acknowledge that some of your benefits upon your rehire, including possible future severance compensation, will be based on your rehire date.

13.

Group Insurance Continuation/COBRA benefits. At the end of your employment, you may elect to extend coverage of existing health care benefits for an additional 18 months in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA") by paying 102% of the Company's group rate for coverage. Additional details concerning COBRA coverage will be provided separately.

14.

2005 Incentive Compensation. You will be paid a Short-Term Incentive Compensation Award for 2005 payable in 2006 of $37,000, which is the amount payable in accordance with the terms of the Short-Term Incentive Compensation Plan. Such amount shall be paid on or about the same time incentive compensation payments are generally paid to other eligible employees.

15.

Lump Sum Payment. On or about the Effective Date of this Agreement, you will receive a lump sum payment of one hundred thousand dollars ($100,000). Among other things, this payment is being made to you as additional severance, as compensation for transitional services, as partial compensation for forfeited stock awards, in exchange for your assistance in the resolution of issues concerning, and the execution of any such issues relating to, Allmerica Securities Trust, ("AST"), your cooperation for continued assistance with litigation matters, and in recognition of efforts relating to the closing of the reorganization of the Allmerica Investment Trust funds which occurred on January 9, 2006, and any pro-rata bonus for 2006, which might otherwise be considered.

16.

Stock Options/Employment Continuity Plan. You will continue to vest in the stock options granted to you up to and including February 28, 2006 and, except as otherwise provided herein, will be subject to the terms and conditions of the applicable stock incentive plans and agreements as if you were still employed by the Company. You will have until 2:00 p.m. on your Termination Date, as defined in paragraph 3, to exercise your stock options. Any (i) performance based restricted stock units, (ii) restricted stock units issued under the Company's Deferral/Conversion Program, (the "Conversion Program"), and (iii) stock options which would not vest in the ordinary course (based on the normal time based restrictions) on or prior to your Termination Date, shall be returned to the Company and cancelled on your Termination Date. Any other options or stock awards that are unexercised after 2:00 p.m. on your Termination Date (including any which have not vested as of February 28, 2006) shall be returned to the Company and cancelled as of such date. In addition, you hereby disclaim any benefits whatsoever under the Employment Continuity Plan.

17.

New Employment. If you are in a paid leave status and you commence new employment with an entity other than the Company during your paid leave, you must notify the Company immediately which, in turn, will terminate your employment and pay you in a lump sum the unpaid balance of your Severance Compensation, as applicable. If you accept re-employment with the Company, you will not be entitled to any unpaid Severance Compensation due or payable after your acceptance. New employment shall mean full-time employment wherein you are eligible for group medical benefits, the providing of consulting services on a full time basis, or the engaging on a full time basis, in a sole proprietorship or partnership. Full time basis shall mean an average of 30 hours or more a week.

18.

General Release. In consideration for the amounts paid in paragraphs 2, 4, and 15 and for other good and sufficient consideration contained herein and otherwise, the receipt of which is hereby acknowledged, you hereby release and discharge the Company and its past or present officers, directors, stockholders, employees, agents and attorneys, whether directly or indirectly, and whether individually or in their official capacities (collectively, the "Releasees"), from all actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, claims and demands whatsoever, including without limitation, all claims in law or in equity (collectively, "Claims") which you ever had, now have or hereafter may have against the Releasees to the date of your execution of this Agreement, including any claims for any alleged violation of any federal, state, or local law, regulation or public policy relating to or having any bearing, directly or indirectly, on the operations or practices of the Company, the terms and conditions of your employment with the Company or the ending of your employment with the Company. You confirm and warrant that you have not caused or permitted to be filed, nor will you cause or permit to be filed in the future, any pending charge, complaint or action against the Releasees and that you have not assigned any claim you have or may have against the Releasees to any person or entity. You agree not to make, assert or maintain any charge, claim, demand or cause of action, which is released by this Agreement.

In addition, you understand and acknowledge that there are various federal, state and local laws that prohibit employment discrimination on the basis of age, sex, race, color, marital status, national origin, religion, disability, sexual orientation and other categories, and that these laws are enforced by the courts and various government agencies. You intend to give up any rights you may have under these laws or any other laws with respect to your affiliation with the Releasees, employment by the Company, or the ending of your employment with the Company. You hereby release and forever discharge the Releasees from any and all actions, causes of action and claims whatsoever for wages, severance, stock options, bonuses, damages, including pain and suffering and emotional harm arising out of any promise, agreement or contract, known or unknown, suspected or unsuspected, you ever had, now have, or shall have against the Releasees with respect to any matter, event or condition occurring or arising on or prior to the date of your execution of this Agreement, including, but not limited to, claims for breach of an implied or expressed employment contract, claims for unlawful discharge, claims alleging a violation of federal and state wage and hour laws, Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, Section 1981 of the Civil Rights Act of 1991, The Americans with Disabilities Act, The Equal Pay Act, The Family Medical and Leave Act, federal and state Wage and Hour Laws, the Employee Retirement Income Security Act of 1974, federal and state whistle blower laws and other claims pursuant to federal, state or local law regarding discrimination based on race, age, sex, religion, marital status, disability, sexual orientation, or national origin, claims for alleged violation of any other local, state, and federal law, regulations, ordinance or public policy having any bearing whatsoever on the terms or conditions of your employment with the Company, the ending of such employment, as well as all claims pursuant to common law, or claims arising directly or indirectly out of your employment by or separation from employment with the Company. You further agree to release and discharge the Releasees not only from any and all claims which you could have made on your own behalf but also from those which may or could be brought by any person, governmental authority or organization and you waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim against the Releasees arises, in whole or in part, from any event which occurred on or prior to the date of this Agreement. THIS MEANS THAT, BY SIGNING THIS AGREEMENT, YOU HAVE WAIVED ANY RIGHTS YOU MAY HAVE OR HAD TO BRING A LAWSUIT OR MAKE A CLAIM AGAINST THE RELEASEES BASED ON ANY ACTS OR OMISSIONS TAKEN BY THE COMPANY UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from (a) filing a charge or complaint with the Equal Employment Opportunity Commission, (b) participating in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission or state civil rights agency, or (c) exercising your rights under COBRA, but you hereby waive any and all rights to recover under, or by virtue of, any such charge or complaint, investigation, hearing or proceeding.

19.

Period for Review and Revocation. You acknowledge and agree that you have been given a reasonable period of time within which to consider this letter Agreement, up to and including forty-five (45) days. If you fail to return this Agreement within 45 days of the date you receive this Separation Agreement, the Company will consider you to have rejected its offer of the payment and benefits provided herein. You also represent that you have read carefully and fully understand the terms of this Agreement, that you have had the opportunity to consult with an attorney, and that you have been advised by the Company to consult with an attorney, prior to signing this Agreement. You acknowledge that any changes to this Agreement, material or otherwise, will not restart the 45-day review period. You agree and understand that you may accept and sign this Agreement prior to the expiration of the 45-day review period, provided your acceptance is knowing and voluntary. You further acknowledge that you are executing this letter agreement voluntarily and knowingly and that notwithstanding your voluntary and knowing execution, you may revoke your consent to this Agreement at any time within seven (7) days of the date of its execution and shall not become effective until this 7 day period has expired. Whether you sign this Agreement at or prior to the execution of the 45-day review period, the 7-day revocation period may not be shortened or waived. The "Effective Date" will be the eighth (8th) day after you sign the Agreement. If you do not notify the Company in writing, within the seven (7) day revocation period that you are exercising your right of revocation, the Agreement automatically will become effective.

The Company's Human Resources Department has assembled data concerning the individuals eligible for consideration as well as those affected by this reduction in force, their job titles and ages. This data is attached to this Agreement. You should be aware that employees whose positions are eliminated are not entitled to any Severance Compensation if they do not execute a Separation Agreement.

20.	Withholding. You acknowledge that any payments made pursuant to this Agreement will be subject to appropriate Federal and State tax withholding obligations.
21.

Indemnity. It is hereby agreed by the Company that in the event you are requested to provide services to AST after your Position Elimination Date, whether as an officer, director or otherwise, the Company will indemnify and defend you in connection with any claim or lawsuit related to any actions or involvement on your part on behalf of AST to the same extent as the Company would provide to an officer of the Company.

22.

Arbitration. If any dispute shall arise between you and the Company with reference to the interpretation of this Agreement or the rights of any party with respect to any transaction under this Agreement, the dispute shall be referred to arbitration and/or mediation under National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall take place in the Commonwealth of Massachusetts and the arbitration proceedings are to be governed by the rules of the American Arbitration Association, as applicable. The decision of the arbitrator shall be final and binding upon you and the Company and judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction thereof. The expense of the arbitrator and of the arbitration shall be equally divided between you and the Company. Arbitration is the sole remedy for disputes arising under this Agreement.

23.

409A Compliance. The Company has attempted in good faith to comply with the Internal Revenue Code Section 409A ("409A") in preparing this Agreement. However, the Company does not represent or warrant to you that this Agreement is 409A compliant, and encourages you to seek your own legal or tax advice if you have any concerns.

24.	Voluntary Execution. Your signature below is an acknowledgment that you have read this Agreement, understand it, and that you are entering into it voluntarily.
25.	Successors and Assigns. This Agreement shall be binding upon you, your heirs, executors, administrators and assigns and upon the Company, its successors and assigns.
26.

Completeness of Agreement. This Agreement contains all the terms and conditions agreed upon by the parties with reference to the subject matter contained in this Agreement. No other agreement, oral or otherwise, will be deemed to exist or to bind either of the parties to this Agreement. This Agreement cannot be modified except by a written instrument signed by both parties.

27.

Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or be invalid under such law, that provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating or nullifying the remainder of that provision or any other provision of this Agreement.

28.	Massachusetts Law. This Agreement shall be executed as an agreement under seal and it shall be governed by the laws of the Commonwealth of Massachusetts.

Very truly yours,

FIRST ALLMERICA FINANCIAL

LIFE INSURANCE COMPANY

By:	/s/ Sheila A. Carroll

Vice President

I knowingly understand and voluntarily agree and accept the terms and conditions set forth above.

/s/ John P. Kavanaugh

John P. Kavanaugh

Date:	February 27, 2006